Exhibit 99.1

CORRECTION - Native American Energy Group Announces Transfer Agent Change

FOREST HILLS, NY --(Marketwired - April 14, 2016) - In the news release, "Native American Energy Group Announces Transfer Agent Change," issued on April 13, 2016 by Native American Energy Group, Inc. (OTC PINK: NAGP), please be advised that the "Effective Date" in the first and sixth paragraphs should be "April 25, 2016" rather than "May 25, 2016" as originally issued. Complete corrected text follows.

Native American Energy Group Announces Transfer Agent Change
Native American Energy Group, Inc. (OTC PINK: NAGP) (the "Company") announced that effective, April 25, 2016 (the "Effective Date"), it has changed its transfer agent for NAGP common stock from Pacific Stock Transfer Company (PST) to Manhattan Transfer Registrar Company ("Manhattan"), with its current address at 57 Eastwood Rd, Miller Place, New York 11764.
Registered stockholder accounts will be transferred automatically to Manhattan Transfer Registrar Co. without interruption in service. No action is required by stockholders.
CEO, Joseph G. D'Arrigo, stated, "The appointment of Manhattan as our transfer agent and stockholder support provider is actually a long-contemplated, operational change taking place at an opportune time." As previously reported, Native American Energy Group is also presently working towards meeting its SEC filing requirements. "It's an extra step we've elected to take in order to maximize operational efficiencies for our stockholders. Eventually, our NAGP shareholders can have their shares transferred directly to and from their brokerage or investment accounts electronically." D'Arrigo added.
Manhattan Transfer Registrar Company is a DTCC approved FAST, DWAC and DRS agent which collectively provide for expediting the issuance, transfer and/or sale of shares for its client company stockholders.
Also commenting on the change, NAGP's Chief Financial & Operating Officer, Raj S. Nanvaan, stated that, "Manhattan was the original transfer agent for the Company from its inception in January 2005 to September 2009, before it was forced to move to PST as a result of a merger. I always felt Manhattan Transfer had a good grasp of our business, and their personal concern for their client's progress was a major factor for us to initiate this move back to Manhattan. As a seasoned public company pursuing its goals in a constantly evolving environment and economy, we need to consider the advisement of our consultants and remain in alignment with the best interests of our stockholders and ensure they have access to qualified, professional services and 20th century technology with respect to the sale and transfer of their shares."

Holders of the Company's common shares who have questions about their accounts relating to stockholder records, transfer of shares, lost certificates or change of address, should begin contacting Manhattan Transfer Registrar Company after April 25, 2016. Their website is: www.mtrco.com.
Forward Looking Information
Other than statements of historical fact, this release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.
Contact Information:
Richard Ross
Chief Communications Officer
Native American Energy Group, Inc.
+1 (718) 408-2323+1 (718) 408-2323